FAX NEWS RELEASE

For further information:
The Manitowoc Company, Inc.	Timothy M. Wood	Steven C. Khail
P.O. Box 66 ◆ Manitowoc WI 54221-0066	Vice President	Director of Investor Relations
Telephone: 920-684-4410 ◆ Telefax: 920-652-9778	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1767	Direct Dial: 920-652-1713
	Email: twood@manitowoc.com	Email: skhail@manitowoc.com

NEWS for immediate release

THE MANITOWOC COMPANY APPOINTS KEITH D. NOSBUSCH
TO ITS BOARD OF DIRECTORS

Nosbusch brings nearly 30 years
of international manufacturing expertise at Rockwell Automation

MANITOWOC, WI - February 21, 2003 - The Manitowoc Company, Inc., (NYSE: MTW) today announced the appointment of Keith D. Nosbusch, senior vice president of Rockwell Automation, and president of Rockwell's Control Systems business, to the company's board of directors.

As president of Rockwell's Control Systems business, Nosbusch, 51, oversees operations in more than 80 countries with 15,000 employees. Rockwell, based in Milwaukee, is a world-leading provider of industrial automation power, control, and information solutions that help customers meet their manufacturing productivity objectives.

"Keith's broad-based manufacturing experience will be a tremendous asset as we continually strive for operational excellence, implementing processes such as demand flow, Six Sigma, and lean manufacturing," said Terry D. Growcock, chairman and chief executive officer.

"Nosbusch is the sixth director to join our board within the past five years as part of our efforts to maintain best practices in corporate governance," Growcock continued. With the addition of Nosbusch, The Manitowoc Company's board will contain nine members, eight of whom are independent from the company.

Nosbusch received his B.S. degree in Electrical and Computer Engineering from the University of Wisconsin-Madison and his M.B.A. degree from the University of Wisconsin-Milwaukee. He also is very active in civic, community, and professional organizations.

About The Manitowoc Company

The Manitowoc Company, Inc. is the world's largest provider of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, boom trucks, and aerial work platforms. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the maritime industry.

For more information, contact:
Maurice D. Jones
Vice President, General Counsel, and Secretary
920-652-1741